Exhibit 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES SECOND QUARTER 2017 RESULTS;
ADVANCED PRODUCTS REPEAT 60% YEAR-OVER-YEAR GROWTH

SAN JOSE, CA, October 19, 2016-- Xilinx, Inc. (Nasdaq: XLNX) today announced second quarter fiscal 2017 sales of $579 million, up 1% sequentially, and up 10% from the second quarter of the prior fiscal year. Second quarter net income was $164 million, or $0.61 per diluted share.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.33 per outstanding share of common stock payable on November 23, 2016 to all stockholders of record at the close of business on November 8, 2016.

Additional second quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q2 FY 2017	Q1 FY 2017	Q2 FY 2016	Q-T-Q	Y-T-Y
Net revenues	$579	$575	$528	1%	10%
Operating income	$177	$186	$153	-5%	15%
Net income	$164	$163	$127	1%	29%
Diluted earnings per share	$0.61	$0.61	$0.48	0%	27%

“Xilinx delivered growth for the fourth consecutive quarter.  Advanced Product sales increased 10% sequentially and 61% versus the same quarter of the prior fiscal year.  All three technology nodes in this category achieved new sales records.  Operating profit exceeded 30% for the third consecutive quarter,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “We remain confident in our long term growth strategy and ability to generate strong cash flows, which is the basis for our commitment to shareholder return.  As a result, we are initiating a more deliberate repurchase program to complement our long-standing dividend program.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q2 FY 2017	Q1 FY 2017	Q2 FY 2016	Q-T-Q	Y-T-Y
North America	33%	32%	30%	1%	20%
Asia Pacific	38%	40%	40%	-3%	6%
Europe	20%	19%	20%	7%	11%
Japan	9%	9%	10%	3%	-7%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q2 FY 2017	Q1 FY 2017	Q2 FY 2016	Q-T-Q	Y-T-Y
Communications & Data Center	41%	44%	41%	-6%	9%
Industrial, Aerospace & Defense	41%	39%	41%	7%	11%
Broadcast, Consumer & Automotive	18%	17%	18%	5%	8%

Net Revenues by Product:

	Percentages			Growth Rates
	Q2 FY 2017	Q1 FY 2017	Q2 FY 2016	Q-T-Q	Y-T-Y
Advanced Products	46%	42%	31%	10%	61%
Core Products	54%	58%	69%	-6%	-14%

Products are classified as follows:

Advanced products: UltraScale+, Ultrascale and 7-series products.
Core products: Virtex-6, Spartan-6, Virtex‐5, CoolRunner‐II, Virtex‐4, Virtex‐II, Virtex‐E, Spartan-3, Spartan-II, CoolRunner, XC9500, products, configuration solutions, Software & Support/Services.

Key Statistics:
(Dollars in millions)

	Q2 FY 2017	Q1 FY 2017	Q2 FY 2016

Annual Return on Equity (%)*	25	25	21

Operating Cash Flow	$184	$339	$140

Depreciation Expense	$11	$12	$12

Capital Expenditures	$11	$21	$5

Combined Inventory Days	111	117	137

Revenue Turns (%)	55	50	51

*Return on equity calculation: Annualized net income/average stockholders’ equity

Product and Financial Highlights - September Quarter

•
Xilinx intends to utilize the May 2016 repurchase authorization of $1 billion in a more deliberate manner over the next several quarters. This program complements the Company’s capital allocation priorities which include investing in the business and continuously growing the dividend.

•
Xilinx recently reached a significant production milestone for the 16nm UltraScale+ portfolio ahead of schedule. Xilinx has now shipped nine unique products to nearly 200 customers in a broad base of markets including automotive, data center and communications.

•
Xilinx announced the expansion of its cost-optimized Spartan, Artix & Zynq product families targeting a wide range of applications including Embedded Vision and Industrial IoT.  Today's Embedded Vision and Industrial IoT applications need to collect, aggregate, and analyze data from a variety of sensors for actionable insights.  Whether scaling a multi-sensor camera's functionality on a factory floor, or developing a smart drone with an innovative guidance system based on sensor fusion, designers can take advantage of the Xilinx FPGA and SoC portfolio for part or all of their system needs.

•
Xilinx announced that Baidu, the leading Chinese language Internet search provider, is utilizing Xilinx FPGAs to accelerate machine learning applications in their data centers in China. The two companies are collaborating to further expand volume deployment of FPGA-based accelerated platforms. Baidu-optimized FPGA platforms are tuned for machine learning applications such as image and speech recognition. The platforms will also be leveraged in Baidu’s initiative to develop commercially viable autonomous cars.

•	Last quarter, Xilinx joined forces with Advanced Micro Devices, ARM, Huawei, IBM, Mellanox, Qualcomm Technologies Inc., a subsidiary of Qualcomm Incorporated to bring a high-performance open acceleration framework, “CCIX” to data centers. Just recently this consortium announced that it has tripled its membership welcoming new members representing silicon providers and ecosystem partners in design, verification, software and systems. In addition, the member companies have aligned to the PCI Express architecture as its first transport layer specification.

Business Outlook - December Quarter Fiscal 2017

•	Sales are expected to be approximately flat sequentially.

•	Gross margin is expected to be approximately 69%.

•	Operating expenses are expected to be approximately $245 million including $1 million of amortization of acquisition-related intangibles.
•Other income and expenses are expected to be a net expense of approximately $2 million.

•	December quarter tax rate is expected to be approximately 14%.

Conference Call

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the September quarter financial results and management's outlook for the December quarter. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056 and referencing confirmation code 78782757. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our plans to repurchase shares of Xilinx stock and our expectations regarding our business outlook for the December quarter of fiscal 2017. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including market conditions which could impact the ability of the Company to execute the repurchase authorization in a timely manner; customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, changing competitive dynamics due to industry consolidation, our ability to deliver product in a timely manner, variability in wafer pricing, costs and liabilities associated with current and future litigation, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx is the leading provider of All Programmable FPGAs, SoCs, MPSoCs, and 3D ICs. Xilinx uniquely enables applications that are both software defined and hardware optimized - powering industry advancements in Cloud Computing, Embedded Vision, Industrial IoT, and 5G Wireless. For more information, visit www.xilinx.com.

#1641F

Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

XLNX-F

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended			Six Months Ended
	October 1, 2016	July 2, 2016	September 26, 2015	October 1, 2016	September 26, 2015
Net revenues	$579,209	$574,981	$527,572	$1,154,190	$1,076,580
Cost of revenues	175,875	168,297	157,640	344,172	317,594
Gross margin	403,334	406,684	369,932	810,018	758,986
Operating expenses:
Research and development	141,814	136,125	130,220	277,939	256,868
Selling, general and administrative	83,463	83,110	84,761	166,573	166,904
Amortization of acquisition-related intangibles	1,244	1,244	1,769	2,488	3,538
Total operating expenses	226,521	220,479	216,750	447,000	427,310
Operating income	176,813	186,205	153,182	363,018	331,676
Interest and other expense, net	1,151	4,587	9,213	5,738	19,740
Income before income taxes	175,662	181,618	143,969	357,280	311,936
Provision for income taxes	11,470	18,569	16,671	30,039	36,923
Net income	$164,192	$163,049	$127,298	$327,241	$275,013
Net income per common share:
Basic	$0.65	$0.64	$0.49	$1.29	$1.07
Diluted	$0.61	$0.61	$0.48	$1.22	$1.03
Cash dividends per common share	$0.33	$0.33	$0.31	$0.66	$0.62
Shares used in per share calculations:
Basic	253,466	252,901	257,640	253,056	257,744
Diluted	270,373	266,206	266,046	267,885	268,070

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	October 1, 2016	April 2, 2016
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$3,489,828	$3,337,699
Accounts receivable, net	227,758	307,458
Inventories	196,922	178,550
Other current assets	104,686	92,951
Total current assets	4,019,194	3,916,658
Net property, plant and equipment	292,488	283,346
Long-term investments	198,545	220,807
Other assets	435,493	398,458
Total Assets	$4,945,720	$4,819,269

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$348,748	$307,222
Deferred income on shipments to distributors	57,404	51,758
Current portion of long-term debt	591,667	585,417
Total current liabilities	997,819	944,397
Long-term debt	994,439	993,639
Deferred tax liabilities	294,875	261,467
Other long-term liabilities	26,072	16,979
Temporary equity	7,368	12,894
Stockholders' equity	2,625,147	2,589,893
Total Liabilities and Stockholders' Equity	$4,945,720	$4,819,269

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended			Six Months Ended
	October 1, 2016	July 2, 2016	September 26, 2015	October 1, 2016	September 26, 2015
SELECTED CASH FLOW INFORMATION:
Depreciation	$11,182	$11,625	$12,472	$22,807	$25,725
Amortization	4,001	3,713	4,354	7,714	8,708
Stock-based compensation	29,802	29,404	26,681	59,206	53,001
Net cash provided by operating activities	183,593	338,636	140,346	522,229	327,338
Purchases of property, plant and equipment	11,313	20,637	5,362	31,950	13,051
Payment of dividends to stockholders	83,878	83,599	80,196	167,477	160,402
Repurchases of common stock	99,985	100,154	99,998	200,139	199,998
Proceeds from issuance of common stock
to employees, net of withholding taxes	(1,784)	11,297	(3,621)	9,513	14,823

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,930	$2,119	$1,763	$4,049	$3,727
Research and development	16,529	15,120	12,934	31,649	27,626
Selling, general and administrative	11,343	12,165	11,984	23,508	21,648